Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q3 2011 diluted EPS of $0.97, up 29%

HIGHLIGHTS
- Q3 2011 Revenue increased 22% to $453 million
- Q3 2011 Company-owned comparable net bakery-cafe sales up 6.0%
- FY 2011 new unit development target increased to 110 to 115 units
- FY 2011 EPS target increased to $4.63 to $4.65 (up 28% versus FY 2010)
- Initial FY 2012 EPS target set at $5.38 to $5.48 up 16% to 18% versus FY 2011

St. Louis, MO, October 25, 2011 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $29 million, or $0.97 per diluted share, for the fiscal third quarter ended September 27, 2011. The third quarter of fiscal 2011 results compare to net income of $23 million, or $0.75 per diluted share, for the fiscal third quarter ended September 28, 2010, and represent a 29% year-over-year increase in diluted earnings per share.

For the thirty-nine weeks ended September 27, 2011, net income was $97 million, or $3.24 per diluted share. These results compare to net income of $75 million, or $2.42 per diluted share, for the thirty-nine weeks ended September 28, 2010, and represent a 34% year-over-year increase in diluted earnings per share.

The Company's third quarter and year-to-date fiscal 2011 consolidated statements of operations and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company's consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	September 27, 2011	September 28, 2010

Total Revenue	$453,087	$371,994	22%
Net Income	$28,848	$22,797	27%
Diluted earnings per share	$0.97	$0.75	29%
Shares used in diluted EPS	29,829	30,534

	For the 39 Weeks Ended		Percentage Change
	September 27, 2011	September 28, 2010

Total Revenue	$1,326,267	$1,114,328	19%
Net Income	$97,332	$75,342	29%
Diluted earnings per share	$3.24	$2.42	34%
Shares used in diluted EPS	30,067	31,193

Third Quarter Fiscal 2011 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the third quarter of fiscal 2011, Company-owned comparable net bakery-cafe sales increased 6.0%, franchise-operated comparable net bakery-cafe sales increased 3.1%, and system-wide comparable net bakery-cafe sales increased 4.4% compared to the comparable period in fiscal 2010. Two year Company-owned comparable net bakery-cafe sales increased 11.5%, two year franchise-operated comparable net bakery-cafe sales increased 11.0%, and two year system-wide comparable net bakery-cafe sales increased 11.3%.

The Company-owned comparable net bakery-cafe sales increase of 6.0% in the third quarter of fiscal 2011 was comprised of year-over-year transaction growth of 2.6% and average check growth of 3.4%. Average check growth was comprised of retail price increases of approximately 2.5% and positive mix impact of approximately 0.9%. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

New Unit Development and AWS

During the third quarter of fiscal 2011, the Company opened eight new bakery-cafes and its franchisees opened 17 new bakery-cafes. As a result, there were 1,504 bakery-cafes open system-wide as of September 27, 2011. Additionally, during the third quarter of fiscal 2011, the Company completed the purchase of substantially all the assets and certain liabilities of five Paradise Bakery & Café ("Paradise") bakery-cafes from an Indiana franchisee and terminated, through mutual agreement, franchisee agreements for 13 franchise-operated Paradise bakery-cafes in the Denver and Portland markets. These acquisitions and de-identifications are part of a strategic effort to standardize the Paradise system.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of June 28, 2011	703	790	1,493
Bakery-cafes opened	8	17	25
Bakery-cafes closed	—	(14)	(14)
Bakery-cafes acquired	5	(5)	—
Bakery-cafes as of September 27, 2011	716	788	1,504

Average weekly sales (“AWS”) for Company-owned new units year-to-date through the third quarter of fiscal 2011 was $41,470 compared to $40,950 in the same period of fiscal 2010. AWS for franchise-operated new units year-to-date through the third quarter of fiscal 2011 was $41,864 compared to $37,719 in the same period of fiscal 2010. A schedule of the third quarter and year-to-date fiscal 2011 AWS is attached as Schedule II.

Operating Margin

In the third quarter of fiscal 2011, the Company generated operating margin improvement of approximately 80 basis points compared to the third quarter of fiscal 2010. This operating margin improvement was primarily driven by year-over-year structural improvements in labor expense.

Use of Capital

During the third quarter of fiscal 2011, the Company repurchased 850,400 shares at an average share price of $103.62. The share buyback had a favorable impact of $0.01 on the Company's third quarter of fiscal 2011 earnings per diluted share. Subsequent to the end of the third quarter of fiscal 2011, the Company repurchased an additional 26,700 shares at an average share price of $101.37. The Company has approximately $357.4 million available under the existing $600 million repurchase authorization as of the date of this release.

Fourth Quarter of Fiscal 2011 Outlook

Fourth Quarter of Fiscal 2011 Targets

Diluted EPS Target

For the fourth quarter of fiscal 2011, the Company is targeting earnings per diluted share of $1.39 to $1.41 versus $1.21 per diluted share in the fourth quarter of fiscal 2010. If the Company meets this target, diluted earnings per share will grow 15% to 17% in the fourth quarter of fiscal 2011 versus the comparable period in fiscal 2010.

The fourth quarter of fiscal 2011 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's fourth quarter of fiscal 2011 Company-owned comparable bakery-cafe sales growth over the comparable period in fiscal 2010 is now targeted at 5.5% to 6.5% versus the previously announced range of 4.5% to 5.5%. This revised fourth quarter target assumes flat transaction growth and average check growth of approximately 5.5% to 6.5%, consisting of a year-over-year price increase of approximately 3.5% and mix impact on check growth of 2.0% to 3.0%. Company-owned comparable bakery-cafe sales growth for the first twenty-seven days of the fourth quarter of fiscal 2011 was 6.7%.

Operating Margin Target

In the fourth quarter of fiscal 2011, the Company anticipates 50 to 100 basis points of degradation in operating margin as inflation reaches its highest point of the year and the Company anniversaries the beginning of its structural labor and benefits improvement. The 50 to 100 basis points of operating margin deleverage would be greater than previously expected because the Company has accelerated certain investments in its infrastructure.

Updated Full Year Fiscal 2011 Outlook

Diluted EPS Target

The Company is now targeting its fiscal 2011 targeted earnings per diluted share to $4.63 to $4.65. If the Company meets its target, it would generate diluted earnings per share growth of 28% in fiscal 2011. This increased earnings per diluted share target is primarily based on the anticipated financial leverage resulting from shares repurchased during the third and fourth fiscal quarters.

This full year fiscal 2011 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is revising its target for Company-owned comparable bakery-cafe sales growth to approximately 4.5% to 5.0% for fiscal 2011. This target assumes transaction growth of 1.5% to 2.0% and average check growth from mix of approximately 0.5% to 1.0% on average year-over-year pricing of approximately 2.5%.

New Unit Development and AWS

The Company is raising its new unit development range above of its previously targeted range and now expects approximately 110 to 115 system-wide new unit openings in fiscal 2011. The average weekly net sales performance for new Company-owned units is now expected to be above the high end of the Company's originally targeted range of $37,000 to $39,000 for fiscal 2011.

Operating Margin Improvement

For fiscal 2011, the Company is expecting operating margin expansion within its previously targeted range of 0 to 50 basis points versus the prior year.

Full Year 2012 Targets

The Company is initially targeting its fiscal 2012 earnings per diluted share at $5.38 to $5.48. If the Company meets its target, it would generate diluted earnings per share growth of 16% to 18% versus the midpoint of the fiscal 2011 target range.

Comparable Net Bakery-Cafe Sales Growth

The Company is targeting Company-owned comparable bakery-cafe sales growth of approximately 4.0% to 5.0% for fiscal 2012. This target assumes transaction growth of 0 to 50 basis points and average check growth of approximately 4.0% to 4.5% on average year-over-year pricing of approximately 3.0%, and mix impact on check of approximately 1.0% to 1.5%.

New Unit Development and AWS

The Company's fiscal 2012 EPS target now assumes approximately 110 to 115 system-wide new unit openings. The average weekly net sales performance for new Company-owned units is targeted at $39,000 to $41,000.

Operating Margin Improvement

The Company's fiscal 2012 EPS target assumes that its fiscal 2012 operating margin will be flat to modestly improved year-over-year versus fiscal 2011.

Concluding Comment

Bill Moreton, CEO, commented, “We are very pleased with both our strong 6.0% comparable store sales growth and our 29% earnings growth in the third quarter. We have now been able to grow our earnings per share at a rate of 20% plus for 13 out of the last 14 quarters. We continue to believe that our consistent performance has been driven by the investments that we have made in the quality of our food, people and customer experience to drive competitive differentiation. We have also been able to deploy a meaningful amount of our excess cash to drive earnings growth and shareholder returns through high ROI acquisitions and share repurchases. We look forward to another strong year in 2012 with our earnings target falling within our long-term target range of 15-20% annual earnings growth."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, October 26, 2011 to discuss the third quarter of fiscal 2011 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the fourth quarter of fiscal 2011 and full year targets and business outlook for fiscal 2011, and to provide full year targets for fiscal 2012. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.

We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies.  The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,504 bakery-cafes as of September 27, 2011 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 28, 2010 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 27, 2011	September 28, 2010
Revenues:
Bakery-cafe sales, net	$397,271	$315,231
Franchise royalties and fees	22,677	21,521
Fresh dough and other product sales to franchisees	33,139	35,242
Total revenues	453,087	371,994
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$119,518	$89,869
Labor	121,418	103,192
Occupancy	29,763	25,071
Other operating expenses	55,303	45,786
Total bakery-cafe expenses	326,002	263,918
Fresh dough and other product cost of sales to franchisees	29,283	30,272
Depreciation and amortization	20,068	16,300
General and administrative expenses	28,844	24,297
Pre-opening expenses	1,283	1,211
Total costs and expenses	405,480	335,998
Operating profit	47,607	35,996
Interest expense	194	165
Other (income) expense, net	837	(540)
Income before income taxes	46,576	36,371
Income taxes	17,728	13,656
Net income	28,848	22,715
Less: net loss attributable to noncontrolling interest	—	(82)
Net income attributable to Panera Bread Company	$28,848	$22,797

Earnings per common share attributable to Panera Bread Company:
Basic	$0.98	$0.75
Diluted	$0.97	$0.75

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,548	30,273
Diluted	29,829	30,534

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 27, 2011	September 28, 2010
Revenues:
Bakery-cafe sales, net	$1,157,375	$950,155
Franchise royalties and fees	68,281	64,025
Fresh dough and other product sales to franchisees	100,611	100,148
Total revenues	1,326,267	1,114,328
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	342,976	270,894
Labor	354,394	306,905
Occupancy	84,680	74,112
Other operating expenses	157,371	129,244
Total bakery-cafe expenses	939,421	781,155
Fresh dough and other product cost of sales to franchisees	85,932	82,909
Depreciation and amortization	58,869	50,224
General and administrative expenses	80,516	73,414
Pre-opening expenses	3,816	2,367
Total costs and expenses	1,168,554	990,069
Operating profit	157,713	124,259
Interest expense	616	498
Other (income) expense, net	(143)	2,776
Income before income taxes	157,240	120,985
Income taxes	59,908	45,774
Net income	97,332	75,211
Less: net loss attributable to noncontrolling interest	—	(131)
Net income attributable to Panera Bread Company	$97,332	$75,342

Earnings per common share attributable to Panera Bread Company:
Basic	$3.27	$2.44
Diluted	$3.24	$2.42

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,756	30,879
Diluted	30,067	31,193

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 27, 2011	September 28, 2010
Revenues:
Bakery-cafe sales, net	87.7%	84.7%
Franchise royalties and fees	5.0	5.8
Fresh dough and other product sales to franchisees	7.3	9.5
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.1%	28.5%
Labor	30.6	32.7
Occupancy	7.5	8.0
Other operating expenses	13.9	14.5
Total bakery-cafe expenses	82.1	83.7
Fresh dough and other product cost of sales to franchisees (2)	88.4	85.9
Depreciation and amortization	4.4	4.4
General and administrative expenses	6.4	6.5
Pre-opening expenses	0.3	0.3
Total costs and expenses	89.5	90.3
Operating profit	10.5	9.7
Interest expense	—	—
Other expense (income), net	0.2	(0.1)
Income before income taxes	10.3	9.8
Income taxes	3.9	3.7
Net income	6.4	6.1
Less: net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	6.4%	6.1%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 27, 2011	September 28, 2010
Revenues:
Bakery-cafe sales, net	87.3%	85.3%
Franchise royalties and fees	5.1	5.7
Fresh dough and other product sales to franchisees	7.6	9.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.6%	28.5%
Labor	30.6	32.3
Occupancy	7.3	7.8
Other operating expenses	13.6	13.6
Total bakery-cafe expenses	81.2	82.2
Fresh dough and other product cost of sales to franchisees (2)	85.4	82.8
Depreciation and amortization	4.4	4.5
General and administrative expenses	6.1	6.6
Pre-opening expenses	0.3	0.2
Total costs and expenses	88.1	88.8
Operating profit	11.9	11.2
Interest expense	—	—
Other (income) expense, net	—	0.2
Income before income taxes	11.9	10.9
Income taxes	4.5	4.1
Net income	7.3	6.7
Less: net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	7.3%	6.8%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II - Supplemental Sales and Bakery-Cafe Information

	System Wide AWS
	2011[a]	2010	2009	2008	2007	2006
AWS	$43,569	$42,852	$39,926	$39,239	$38,668	$39,150
[a] Represents year-to-date system-wide AWS at the end of the fiscal third quarter of 2011.

	2011 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2011 Opens [b]	2010 Opens [b]	2009 Opens & Prior	2011 Acquisitions [d]	2010 Acquisitions	Total	2010 Opens [c]	2009 Opens & Prior	AWS Total
Bakery-Cafes	29	42	575	30	40	716
Q1 11	$49,551	$39,075	$42,497	$—	$46,244	$42,532	-30.4%	3.7%	3.6%
Q2 11	$42,184	$39,255	$44,021	$45,493	$50,516	$44,118	-0.7%	4.8%	5.2%
Q3 11	$40,272	$38,320	$43,119	$45,301	$48,761	$43,148	-4.2%	6.3%	6.6%
2011 YTD	$41,470	$38,883	$43,211	$45,379	$48,507	$43,274	-5.0%	4.9%	5.2%

[b] 2011 and 2010 Company-owned AWS excludes 2011 and 2010 acquisition data.

[c] Change in Company-owned AWS in 2011 from 2010 compares 42 bakery-cafes in 2011 against 21 bakery-cafes at the end of the fiscal third quarter of 2010.

[d] Represents 25 Panera bakery-cafes and five Paradise bakery-cafes.

	2011 Franchise-Operated AWS By Year Opened						Year-Over-Year Change in Franchise-Operated AWS
	2011 Opens [e]	2010 Opens [e]	2009 Opens & Prior	2011 Acquisitions [g]	2010 Acquisitions	Total	2010 Opens [f]	2009 Opens & Prior	AWS Total
Bakery-Cafes	43	33	707	2	3	788
Q1 11	$45,532	$38,246	$43,862	$20,157	$35,525	$43,568	-13.5%	2.9%	2.2%
Q2 11	$44,313	$38,305	$44,783	$18,768	$35,813	$44,398	-0.1%	2.5%	1.8%
Q3 11	$39,979	$37,247	$44,077	$18,886	$35,991	$43,508	1.6%	2.6%	1.7%
2011 YTD	$41,864	$37,937	$44,239	$19,109	$35,776	$43,825	0.6%	2.7%	1.9%

[e] 2011 and 2010 Franchise-operated AWS excludes 2011 and 2010 acquisition data.

[f] Change in Franchise-operated AWS in 2011 from 2010 compares 33 bakery-cafes in 2011 against 22 bakery-cafes at the end of the fiscal third quarter of 2010.

[g] Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 11	8	11	19	Q1 10	3	5	8
Q2 11	13	15	28	Q2 10	8	5	13
Q3 11	8	17	25	Q3 10	10	12	22
Q4 11				Q4 10	21	12	33
2011 YTD	29	43	72	2010 YTD	42	34	76

AWS - average weekly net sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III - Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 39 Weeks Ended
	July 26, 2011	August 30, 2011	September 27, 2011	September 27, 2011	September 27, 2011
Company-owned	5.2%	5.1%	7.8%	6.0%	4.6%
Franchise-operated	2.8%	2.1%	4.7%	3.1%	3.4%
System-wide	3.9%	3.4%	6.1%	4.4%	3.9%

Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and if such acquisition date occurred prior to the first day of our prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.